MARTIN MARIETTA REPORTS

FOURTH-QUARTER AND FULL-YEAR 2025 RESULTS

Achieved Fourth-Quarter and Full-Year Records for Aggregates

Revenues, Gross Profit and Margin

Double-Digit Improvement in Full-Year Aggregates Unit Profitability

Specialties Business Delivers Record Fourth-Quarter and Full-Year Revenues and Gross Profit

Company Provides 2026 Guidance

RALEIGH, N.C. (February 11, 2026) – Martin Marietta Materials, Inc. (NYSE: MLM) (“Martin Marietta” or the “Company”), a leading national supplier of aggregates and heavy building materials, today reported results for the fourth quarter and year ended December 31, 2025.

Fourth-Quarter and Full-Year Highlights

(Financial highlights are for continuing operations, unless otherwise noted)

	Quarter Ended December 31,			Year Ended December 31,
(in millions, unless otherwise noted)	2025	2024	% Change	2025	2024	% Change
Revenues[2]	$1,534	$1,412	9%	$6,150	$5,662	9%
Gross profit[3]	$468	$424	10%	$1,889	$1,636	16%
Earnings from operations[4]	$341	$339	1%	$1,437	$2,479	(42)%
Net earnings from continuing operations attributable to Martin Marietta[5]	$233	$248	(6)%	$990	$1,815	(45)%
Consolidated net earnings attributable to Martin Marietta	$279	$294	(5)%	$1,137	$1,995	(43)%
Adjusted EBITDA from continuing operations[1]	$515	$467	10%	$2,065	$1,771	17%
Consolidated Adjusted EBITDA[1]	$577	$545	6%	$2,302	$2,066	11%

Earnings per diluted share from continuing operations[6]	$3.85	$4.03	(4)%	$16.34	$29.50	(45)%
Earnings per diluted share from discontinued operations	$0.77	$0.76	1%	$2.43	$2.91	(16)%
Total earnings per diluted share	$4.62	$4.79	(4)%	$18.77	$32.41	(42)%

Aggregates product line:
Shipments (tons)	48.9	47.9	2%	198.5	191.1	4%
Average selling price per ton	$23.11	$21.95	5%	$23.30	$21.80	7%
Revenues	$1,225	$1,137	8%	$5,004	$4,514	11%
Gross Profit[3]	$420	$379	11%	$1,677	$1,449	16%
Gross profit per ton[3]	$8.59	$7.92	9%	$8.45	$7.58	12%

1. Non-GAAP financial measure; see pages 15 and 16 for reconciliation to nearest GAAP financial measure.

For additional notes, see page 14.

Ward Nye, Chair, President and CEO of Martin Marietta, stated, "2025 was another year of strong growth for Martin Marietta. Our aggregates business once again delivered record profitability and meaningful margin expansion, reflecting strong strategic and commercial discipline and a consistent focus on what we can control. Our highly complementary Specialties business also achieved record revenues and gross profit, underscoring its differentiated value and strategic importance within our portfolio. Notably, we delivered these results despite single-family housing and nonresidential square footage starts, the two macro indicators most highly correlated with aggregates demand, remaining approximately 20% below their post-COVID peaks. Importantly, our heritage operations recorded their safest year ever, as measured by total reportable incidents, reinforcing that world-class safety remains the foundation of our long-term financial strength.

"At the same time, we successfully executed the priorities of our five-year Strategic Operating Analysis and Review (SOAR) 2025 plan, launched SOAR 2030 and advanced portfolio optimization initiatives to enhance the durability and quality of the enterprise, all while maintaining a strong balance sheet to support continued acquisitive growth. Building on this strong foundation, we remain confident in the long-term demand drivers of our business. Our 2026 shipment guidance of low single-digit improvement reflects a balanced macro environment, in which we expect robust infrastructure investment and accelerating momentum in data centers and energy to offset continued softness in private nonresidential and residential construction."

Mr. Nye concluded, "The breadth and quality of our coast-to-coast footprint provides a powerful platform for the years ahead. As we advance the opportunities outlined in SOAR 2030, we enter 2026 in our most resilient position to date. Our dedicated teams remain focused on converting these advantages into tangible results that drive sustained growth and compelling, long-term value for our shareholders."

Fourth-Quarter Financial and Operating Results

(All financial and operating results are for continuing operations and comparisons are versus the prior-year fourth quarter, unless otherwise noted)

Building Materials Business

The Building Materials business achieved revenues of $1.4 billion and gross profit of $443 million, both fourth-quarter records.

Aggregates

Fourth-quarter aggregates shipments increased 2.0 percent to 48.9 million tons, reflecting strong infrastructure and nonresidential construction activity, favorable weather across the Company's footprint, and contributions from acquisitions. Average selling price (ASP) increased 5.3 percent to $23.11 per ton.

Aggregates gross profit increased 11 percent to a fourth-quarter record of $420 million, with strong pricing and increased shipments more than offsetting higher costs. Aggregates gross profit per ton increased 9 percent to $8.59 and gross margin expanded 93 basis points to 34 percent, both fourth-quarter records.

Other Building Materials

Other Building Materials revenues decreased 6 percent to $248 million and gross profit declined 18 percent to $23 million, primarily driven by the impact of the divestiture of the California paving operations in April 2025.

Specialties Business

Specialties delivered revenues of $133 million and gross profit of $29 million, both fourth-quarter records, reflecting a full-quarter of contributions from Premier Magnesia, LLC, and organic pricing gains.

Portfolio Optimization

On August 3, 2025, the Company entered into a definitive agreement with Quikrete Holdings, Inc. (QUIKRETE) for the exchange of certain assets. Under the terms of the agreement, Martin Marietta would receive aggregates operations producing approximately 20 million tons annually in Virginia, Missouri, Kansas and Vancouver, British Columbia, and cash proceeds. In exchange, QUIKRETE would receive the Company’s Midlothian cement plant, related cement terminals and Texas ready-mixed concrete assets. The transaction is expected to close in the first quarter of 2026, subject to customary closing conditions.

On December 19, 2025, the Company acquired aggregates and FOB asphalt assets in Minnesota from CRH. These complementary bolt-on assets expand the Company’s existing operations in the Twin Cities and St. Cloud markets and include approximately 40 million tons of aggregate reserves; the FOB asphalt assets operate under a materials-only model, with customers responsible for placement and construction activities.

Discontinued Operations

In connection with the QUIKRETE asset exchange, the Company's Midlothian cement plant, related cement terminals and Texas ready mixed concrete plants were classified as assets held for sale as of December 31, 2025. Their financial results are reported as discontinued operations. Earnings from discontinued operations, net of income tax expense, totaled $46 million and $46 million for the quarters ended December 31, 2025 and December 31, 2024, respectively.

Cash Generation, Capital Allocation and Liquidity

For the year ended December 31, 2025, cash provided by operating activities increased 22 percent to a record $1.79 billion compared with $1.46 billion for the prior year.

Cash paid for property, plant and equipment additions for the year ended December 31, 2025, was $807 million.

For the year ended December 31, 2025, the Company returned $647 million to shareholders through dividend payments and share repurchases. As of December 31, 2025, 11.0 million shares remained under the current repurchase authorization.

The Company had $67 million of cash and cash equivalents on hand and $1.17 billion of unused borrowing capacity on its existing credit facilities as of December 31, 2025.

4

Full-Year 2026 Guidance

The Company's 2026 Guidance below reflects continuing operations except as otherwise noted, and excludes any potential impact related to the QUIKRETE transaction.

2026 GUIDANCE
(Dollars in Millions)	Low *	High *	Midpoint *
Revenues	$6,420	$6,780	$6,600
Interest expense, net of interest income	$200	$210	$205
Estimated tax rate (excluding discrete events)	20.0%	21.0%	20.5%
Net earnings from continuing operations attributable to Martin Marietta	$1,043	$1,158	$1,100
Consolidated net earnings attributable to Martin Marietta[1]	$1,243	$1,358	$1,300
Adjusted EBITDA from continuing operations[2]	$2,160	$2,310	$2,235
Consolidated Adjusted EBITDA[2]	$2,410	$2,560	$2,485
Capital expenditures	$550	$600	$575

Building Materials Business
Aggregates
Volume % growth[3]	1.0%	3.0%	2.0%
ASP % growth[4]	4.0%	6.0%	5.0%
Gross profit	$1,810	$1,900	$1,855

Other Building Materials
Gross profit	$80	$110	$95

Specialties Business
Gross profit	$150	$170	$160

*Guidance range represents the low end and high end of the respective line items provided above.

Consolidated net earnings attributable to Martin Marietta includes contributions from both continuing and discontinued operations.

Non-GAAP financial measure; see page 17 for reconciliation to nearest GAAP financial measure.

Volume change is based on total aggregates shipments and is in comparison to 2025 shipments of 198.5 million tons.

ASP change is based on aggregates average selling price and is in comparison to 2025 ASP of $23.30 per ton.

Non-GAAP Financial Information

This earnings release includes financial measures not prepared in accordance with United States generally accepted accounting principles (GAAP). Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the Appendix. Management believes these non-GAAP measures are widely used by investors to evaluate the Company’s performance and, when considered alongside the Company’s consolidated financial statements, offer valuable insight into the Company’s ongoing and expected business results. These measures also inform internal evaluations of overall business performance. Management recognizes that reported results are influenced by numerous factors, and the adjustments in non-GAAP measures do not capture all such impacts. Additionally, these measures may not be comparable to similarly titled measures used by other companies.

Conference Call Information

Martin Marietta will discuss its fourth-quarter and full-year 2025 earnings results today, February 11, 2026, via a conference call and live webcast beginning at 10:00 a.m. Eastern Time. To participate, dial +1 (646) 307-1963 and enter conference ID 6474847. Participants are encouraged to dial in at least 15 minutes prior to the scheduled start time to ensure a timely connection. A replay of the webcast will be available approximately two hours after the live broadcast concludes. Access links for both the live and archived events, along with the Q4 and Full-Year 2025 Supplemental Information, are available on the Investors section of the Company's website.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of aggregates and heavy building materials. Through a network of operations spanning 28 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Specialties business provides high-purity magnesia and dolomitic lime products used worldwide in environmental, industrial, agricultural and specialty applications. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contacts:

Jacklyn Rooker

Vice President, Investor Relations

+1 (919) 510-4736

Jacklyn.Rooker@martinmarietta.com

MLM-E.

If you are interested in Martin Marietta stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Company’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this release that relate to the future involve risks and uncertainties and are based on assumptions that the Company believes in good faith are reasonable, but which may differ materially from actual results. These statements, which are forward-looking statements under the Private Securities Litigation Reform Act of 1995, reflect the Company’s current expectations or forecasts of future events. You can identify these statements because they do not relate only to historical or current facts and may use words such as “guidance”, “anticipate”, “may”, “expect”, “should”, “believe”, “will”, and other words of similar meaning in connection with future events or future performance. Any or all the Company’s forward-looking statements herein and in other publications may prove to be incorrect.

Fourth-quarter and full-year results and trends described in this release may not necessarily be indicative of the Company’s future performance. The Company’s outlook is subject to risks and uncertainties and is based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements, including the outlook and 2026 Guidance, include, but are not limited to: the Company’s ability to address challenges, including shipment declines caused by economic and weather events beyond its control; a widespread decline in aggregates pricing, including reduced shipment volume negatively affecting price; the termination, capping, reduction or suspension of federal and/or state fuel tax(es) or other revenue related to public construction; the impact of the Administration on the availability and timing of federal and state infrastructure investment; the level and timing of federal, state or local transportation or infrastructure or public projects funding, including any issues arising from such budgets, particularly in Texas, North Carolina, Colorado, California, Georgia, Florida, South Carolina, Arizona, Iowa and Minnesota; the United States Congress’ inability to reach agreement internally or with the Executive Branch on policy affecting the federal budget; a prolonged Federal government shutdown; the ability of states or other entities to finance approved projects through tax revenues or alternative financing; construction spending levels in the Company’s markets; reductions in defense spending and impacts on construction activity on or near military bases; declines in energy-related construction due to sustained low global oil prices or changes in oil production or capital spending, particularly in Texas; sustained high mortgage interest rates and factors leading to a slowdown in private construction in some areas; unfavorable weather, including storms, hurricanes, wildfires, timing of seasons, drought, rainfall, or extreme temperatures affecting production schedules, shipment volumes, product/geographic mix and profitability; volatility in fuel and energy costs, including diesel, electricity, natural gas and consumables like steel, explosives, tires and conveyor belts, as well as natural gas for the Company’s Specialties business; increased raw materials costs, such as bitumen; rising costs of repair and supply parts; construction labor shortages and supply chain challenges; labor relations risks, such as unionization efforts, work stoppages or strikes (particularly in jurisdictions with evolving labor laws); workforce demographics-related challenges in recruiting and retaining skilled employees, particularly for physically demanding roles in rural or less-populated areas; unexpected equipment failures, unscheduled maintenance, industrial accident or prolonged production disruption; resiliency and potential declines of the Company's construction end-use markets; potential impacts of disease outbreaks, epidemics, pandemics, or similar health threats, or fear of such events, and related economic/societal responses, affecting suppliers, customers, partners or employees; the performance of the overall United States economy; governmental regulation, including environmental laws and climate change regulations at state and federal levels;

implementation of emissions taxes, carbon-pricing schemes, or stricter climate-related rules that could increase operating costs or restrict cement or Specialties production; delays or difficulties in securing timely land use approvals or environmental permits amid changing regulatory expectations; increasing legal actions or public pressure related to environmental impact, emissions, or land use could result in reputational harm or financial liability; failure to meet evolving environmental, social, and governance (ESG) standards or investor benchmarks may affect access to capital or shareholder confidence; changes in external ESG ratings or methodologies could affect investor sentiment or index inclusion; increasing competition for water access or stricter water usage regulations could impact production, especially in drought-prone regions; outcomes of environmental or land-use proceedings, or increased costs associated with regulatory obligations, including site reclamation; elevated premiums or reduced coverage availability for property, casualty, or environmental liability could increase risk exposure; online misinformation campaigns or social media-driven reputational harm could affect stakeholder trust and market perception; transportation availability and investment in rail infrastructure impacting the movement of materials especially to the Company’s Texas, Southeast and Gulf Coast markets, including the movement of essential dolomitic lime to the Company’s Specialties plant in Manistee, Michigan and its customers; increased transportation costs, including increases from energy price fluctuations, fuel surcharges, and compliance with tightening regulations, including water shipments; availability of trucks and licensed drivers for material transport; availability and cost of construction equipment in the United States; weakness in the steel industry markets served by the Company’s dolomitic lime products; geopolitical risks affecting costs, supply chain, oil and gas prices, including conflict zones such as Russia-Ukraine, Israel-Middle East and potential China-Taiwan tensions; trade disputes and tariffs impacting the U.S. economy; unplanned cost changes or customer realignments affecting earnings; dependence on information technology and automated systems; risks related to third-party vendors, including exposure to cybersecurity vulnerabilities or service outages; inflation pressures on production and interest costs; customer concentration in construction markets increasing the risk of potential losses on customer receivables; demand levels, production volumes, and cost management affecting operating leverage and profitability; risks related to the Company's pending QUIKRETE transaction, including the ability to satisfy closing conditions, transaction costs, integration challenges, market conditions, and the impact of the transaction on the Company’s stakeholders; the possibility that acquisition synergies may not be realized as expected or within anticipated timeframes, potentially impacting profitability and debt covenant compliance; risks related to executive succession, retention and leadership development critical to strategy execution, including impacts from unexpected leadership changes; changes in tax laws or interpretations, including those related to acquisitions or divestitures, which could increase tax rates; violation of the Company’s debt covenants in the event of price and/or volume instability; new or revised accounting rules that could impact financial reporting, asset valuations, or covenant compliance; challenges in implementing new technologies or automation systems could lead to inefficiencies, cost overruns, or operational disruptions; improper use or reliance on predictive analytics or AI-driven decision-making could result in flawed forecasting, compliance issues, or reputational damage; cybersecurity risks; downward pressure on the Company’s common stock price affecting goodwill impairment evaluations; potential credit rating downgrades to non-investment grade; and other risk factors listed from time to time in the Company’s SEC filings.

Please consider these forward-looking statements given the risk factors discussed in Martin Marietta’s Annual Report on Form 10-K for the year ended December 31, 2024, and other periodic SEC filings. All forward-looking statements should be evaluated with these considerations in mind. Other risks and uncertainties not presently known or currently deemed immaterial may also affect the Company’s performance or the accuracy of forward-looking statements. The Company undertakes no obligation to update any such forward-looking statements.

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues	$1,534	$1,412	$6,150	$5,662
Cost of revenues	1,066	988	4,261	4,026
Gross Profit	468	424	1,889	1,636

Selling, general and administrative expenses	103	101	443	429
Acquisition, divestiture and integration expenses	6	5	15	50
Other operating expense (income), net	18	(21)	(6)	(1,322)
Earnings from Operations	341	339	1,437	2,479

Interest expense	57	50	230	169
Other nonoperating expense (income), net	5	(4)	(19)	(56)
Earnings from continuing operations before income tax expense	279	293	1,226	2,366
Income tax expense	46	45	236	550
Earnings from continuing operations	233	248	990	1,816
Earnings from discontinued operations, net of income tax expense	46	46	147	180
Consolidated net earnings	279	294	1,137	1,996
Less: Net earnings attributable to noncontrolling interests	—	—	—	1
Net Earnings Attributable to Martin Marietta	$279	$294	$1,137	$1,995

Net Earnings Attributable to Martin Marietta
Per Common Share:
Basic from continuing operations attributable to common shareholders	$3.86	$4.05	$16.37	$29.58
Basic from discontinued operations attributable to common shareholders	$0.77	$0.76	$2.44	$2.92
Total basic attributable to common shareholders	$4.63	$4.81	$18.81	$32.50

Diluted from continuing operations attributable to common shareholders	$3.85	$4.03	$16.34	$29.50
Diluted from discontinued operations attributable to common shareholders	$0.77	$0.76	$2.43	$2.91
Total diluted attributable to common shareholders	$4.62	$4.79	$18.77	$32.41

Weighted-Average Common Shares Outstanding:
Basic	60.3	61.1	60.5	61.4
Diluted	60.5	61.3	60.6	61.6

Dividends per common share	$0.83	$0.79	$3.24	$3.06

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues:
East Group	$775	$743	$3,194	$2,941
West Group	626	592	2,515	2,401
Total Building Materials business	1,401	1,335	5,709	5,342
Specialties	133	77	441	320
Total	$1,534	$1,412	$6,150	$5,662

Earnings (Loss) from operations:
East Group	$243	$241	$992	$891
West Group[1,2]	104	123	455	1,682
Total Building Materials business	347	364	1,447	2,573
Specialties	20	16	110	90
Total reportable segments	367	380	1,557	2,663
Corporate	(26)	(41)	(120)	(184)
Consolidated earnings from operations	341	339	1,437	2,479
Interest expense	57	50	230	169
Other nonoperating expense (income), net	5	(4)	(19)	(56)
Consolidated earnings from continuing operations before income tax expense	$279	$293	$1,226	$2,366

1
Earnings from operations for the West Group for the year ended 2024, included a $1.3 billion gain on the divestiture of the South Texas cement business and certain of its related ready mixed concrete operations, which was partially offset by an asset and portfolio rationalization charge of $50 million.
2
Earnings from operations for the West Group for the quarter and year ended December 31, 2025, include an asset and portfolio rationalization charge of $21 million.

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(Dollars in millions)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2025		2024		2025		2024
	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
Revenues:
Building Materials:
Aggregates	$1,225		$1,137		$5,004		$4,514
Other Building Materials	248		264		992		1,078
Less: Interproduct sales	(72)		(66)		(287)		(250)
Total Building Materials business	1,401		1,335		5,709		5,342
Specialties	133		77		441		320
Total	$1,534		$1,412		$6,150		$5,662

Gross profit (loss):
Building Materials:
Aggregates	$420	34%	$379	33%	$1,677	34%	$1,449	32%
Other Building Materials	23	9%	28	11%	98	10%	119	11%
Total Building Materials business	443	32%	407	30%	1,775	31%	1,568	29%
Specialties	29	22%	22	29%	137	31%	107	33%
Corporate	(4)	NM	(5)	NM	(23)	NM	(39)	NM
Total	$468	30%	$424	30%	$1,889	31%	$1,636	29%

Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(in millions)

	December 31,	December 31,
	2025	2024
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$67	$670
Accounts receivable, net	723	678
Inventories, net	1,078	1,018
Current assets held for sale	1,230	15
Other current assets	95	68
Property, plant and equipment, net	10,290	9,660
Intangible assets, net	4,073	3,870
Operating lease right-of-use assets, net	367	366
Noncurrent assets held for sale	—	1,179
Other noncurrent assets	788	646
Total assets	$18,711	$18,170

LIABILITIES AND EQUITY
Current maturities of long-term debt	$30	$125
Other current liabilities	865	877
Long-term debt (excluding current maturities)	5,293	5,288
Other noncurrent liabilities	2,489	2,424
Total equity	10,034	9,456
Total liabilities and equity	$18,711	$18,170

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(in millions)
	Twelve Months Ended
	December 31,
	2025	2024
Cash Flows from Operating Activities:
Consolidated net earnings	$1,137	$1,996
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	637	573
Stock-based compensation expense	46	58
Net gains on divestitures and sales of assets	(25)	(1,369)
Deferred income taxes, net	69	(45)
Asset and portfolio rationalization charges	21	50
Other items, net	(8)	(15)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(51)	81
Inventories, net	(30)	(52)
Accounts payable	21	17
Other assets and liabilities, net	(32)	165
Net Cash Provided by Operating Activities	1,785	1,459

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(807)	(855)
Acquisitions, net of cash acquired	(685)	(3,642)
Proceeds from divestitures and sales of assets	38	2,160
Investments in limited liability companies	(128)	(117)
Other investing activities, net	(6)	10
Net Cash Used for Investing Activities	(1,588)	(2,444)

Cash Flows from Financing Activities:
Proceeds from borrowings	640	2,758
Repayments of debt	(735)	(1,690)
Payments on finance lease obligations	(23)	(20)
Dividends paid	(197)	(189)
Repurchases of common stock	(450)	(450)
Shares withheld for employees’ income tax obligations	(31)	(32)
Other financing activities, net	(4)	(4)
Net Cash (Used for) Provided by Financing Activities	(800)	373

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(603)	(612)
Cash, Cash Equivalents and Restricted Cash, beginning of year	670	1,282
Cash, Cash Equivalents and Restricted Cash, end of year	$67	$670

Appendix

MARTIN MARIETTA MATERIALS, INC.

Additional Notes

2. Revenues for the quarters and years ended December 31, 2025, and December 31, 2024, include the sales of products and services to customers (net of any discounts or allowances) and freight revenues for continuing operations only. Revenues from discontinued operations are not included and were $211 million and $845 million for the quarter and year ended December 31, 2025, respectively, and $220 million and $874 million for the quarter and year ended December 31, 2024, respectively.

3. Year ended December 31, 2024, gross profit, aggregates gross profit and aggregates gross profit per ton include a $20 million, $20 million and $0.10 per ton, respectively, negative impact of selling acquired inventory after its markup to fair value as part of acquisition accounting.

4. Earnings from operations for the quarter and year ended December 31, 2025 include charges of $26 million and $38 million, respectively, for acquisition, divestiture and integration expenses, the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and an asset and portfolio rationalization charge. Earnings from operations for the year ended December 31, 2024 include $1.2 billion for a nonrecurring gain on divestiture, partially offset by acquisition, divestiture and integration expenses, the impact of selling acquired inventory after markup to fair value as part of acquisition accounting and an asset and portfolio rationalization charge.

5. Net earnings from continuing operations attributable to Martin Marietta for the quarter and year ended December 31, 2025 include charges of $19 million and $29 million, respectively, for acquisition, divestiture and integration expenses, the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and an asset and portfolio rationalization charge. Net earnings from continuing operations attributable to Martin Marietta for the year ended December 31, 2024 include $0.9 billion for a nonrecurring gain on divestiture, partially offset by acquisition, divestiture and integration expenses, the impact of selling acquired inventory after markup to fair value as part of acquisition accounting and an asset and portfolio rationalization charge.

6. Earnings per diluted share from continuing operations for the quarter and year ended December 31, 2025 include charges of $0.32 and $0.47 per diluted share, respectively, for acquisition, divestiture and integration expenses, the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and an asset and portfolio rationalization charge. Earnings per diluted share from continuing operations for the year ended December 31, 2024 include $14.49 per diluted share for a nonrecurring gain on divestiture, partially offset by acquisition, divestiture and integration expenses, the impact of selling acquired inventory after markup to fair value as part of acquisition accounting and an asset and portfolio rationalization charge.

Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

Earnings from continuing operations before interest; income taxes; depreciation, depletion and amortization; earnings/loss from nonconsolidated equity affiliates; acquisition, divestiture and integration expenses; the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting (Inventory Markup); nonrecurring gain on divestiture; and asset and portfolio rationalization charge, or Adjusted EBITDA from continuing operations, is an indicator used by the Company and investors to evaluate the Company’s operating performance from period to period. The Company has elected to add back, for purposes of its Adjusted EBITDA from continuing operations calculation, acquisition, divestiture and integration expenses and the Inventory Markup only for transactions with consideration of at least $2.0 billion for the Building Materials business or $200 million for the Specialties business.

Adjusted EBITDA from discontinued operations includes the adjustments described above for discontinued operations only.

Consolidated Adjusted EBITDA includes the adjustments described above for both continuing and discontinued operations.

Adjusted EBITDA from continuing operations, Adjusted EBITDA from discontinued operations and Consolidated Adjusted EBITDA (Adjusted EBITDA measures) are not defined by U.S. generally accepted accounting principles (GAAP) and, as such, should not be construed as an alternative to net earnings attributable to Martin Marietta, earnings from operations or operating cash flow. For further information on Adjusted EBITDA, refer to the Company’s website at www.martinmarietta.com.

Reconciliation of the Net Earnings from Continuing Operations Attributable to Martin Marietta to Adjusted EBITDA from Continuing Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(in millions)
Net earnings from continuing operations attributable to Martin Marietta	$233	$248	$990	$1,815
Add back (Deduct):
Interest expense, net of interest income	57	43	220	128
Income tax expense for controlling interests	46	45	236	549
Depreciation, depletion and amortization expense and earnings/loss from nonconsolidated equity affiliates	153	130	581	500
Acquisition, integration and divestiture expenses	5	1	12	40
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	—	—	5	20
Nonrecurring gain on divestiture	—	—	—	(1,331)
Asset and portfolio rationalization charges	21	—	21	50
Adjusted EBITDA from continuing operations	$515	$467	$2,065	$1,771

Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

Reconciliation of Earnings from Discontinued Operations, Net of Income Tax Expense to Adjusted EBITDA from Discontinued Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(in millions)
Earnings from discontinued operations, net of income tax expense	$46	$46	$147	$180
Add back:
Income tax expense for discontinued operations	13	14	42	51
Depreciation, depletion and amortization expense from discontinued operations	—	18	43	64
Acquisition, integration and divestiture expenses for discontinued operations	3	—	5	—
Adjusted EBITDA from discontinued operations	$62	$78	$237	$295

Reconciliation of Consolidated Net Earnings Attributable to Martin Marietta to Consolidated Adjusted EBITDA

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(in millions)
Consolidated net earnings attributable to Martin Marietta	$279	$294	$1,137	$1,995
Add back (Deduct):
Interest expense, net of interest income	57	43	220	128
Income tax expense for controlling interests	59	59	278	600
Depreciation, depletion and amortization and earnings/loss from nonconsolidated equity affiliates	153	148	624	564
Acquisition, integration and divestiture expenses	8	1	17	40
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	—	—	5	20
Nonrecurring gain on divestiture	—	—	—	(1,331)
Asset and portfolio rationalization charges	21	—	21	50
Consolidated Adjusted EBITDA	$577	$545	$2,302	$2,066

Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

Reconciliation of the GAAP Measure to the 2026 Adjusted EBITDA from Continuing Operations Guidance

Mid-Point of Range
(Dollars in Millions)
Net earnings from continuing operations attributable to Martin Marietta	$1,100
Add back:
Interest expense, net of interest income	205
Income tax expense for controlling interests	283
Depreciation, depletion and amortization expense and earnings/loss from nonconsolidated equity affiliates	647
Adjustments to net earnings from continuing operations attributable to Martin Marietta	1,135

Adjusted EBITDA from continuing operations	$2,235

Reconciliation of the GAAP Measure to the 2026 Consolidated Adjusted EBITDA Guidance

Mid-Point of Range
(Dollars in Millions)
Consolidated net earnings attributable to Martin Marietta	$1,300

Adjustments to net earnings from continuing operations attributable to Martin Marietta	1,135

Add back:
Income tax expense for discontinued operations	50
Consolidated Adjusted EBITDA	$2,485